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FORM 8-A/A-1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CIBER, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-2046833
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1400 Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

        Securities Act registration statement file number to which this form relates: None (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

        The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A filed with the Securities and Exchange Commission on September 14, 1998 (SEC file number 001-13103) for its Preferred Stock Purchase Rights (the "Form 8-A"), as set forth below.

Item 1. Description of Registrant's Securities to be Registered.

        Item 1 of Form 8-A is hereby amended by adding the following:

        On August 31, 1998, the Board of Directors of CIBER, Inc. (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Shares") and established that the dividend was payable on September 21, 1998 to the stockholders of record on that date. The Board further established that prior to the Distribution Date (as defined below), the Rights would also be attached to all future issuances of Common Shares. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company at a price of $250 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights were set forth in a Rights Agreement dated as of August 31, 1998 (the "Rights Agreement") between the Company and UMB Bank, N.A., as Rights Agent and filed with the Commission as Exhibit 4.1 to the Form 8-A.

        On February 18, 2003, the Board of Directors of the Company adopted an amendment to the above-described Rights Agreement (the "Amendment"). The Amendment redefines the term "Distribution Date" as found in Section 3(a) of such Rights Agreement.

        Following and giving effect to the Amendment, the Rights will now become exercisable on the date (the "Distribution Date") that is the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

        Other than the amendment described above, the remainder of Item 1 of Form 8-A remains unchanged and is hereby incorporated by reference; provided however that the description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by the Rights Agreement attached as Exhibit 4.1 to the Form 8-A, and the Amendment attached as Exhibit 4.2 hereto, which are hereby incorporated herein by reference.

Item 2. Exhibits.

        Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Number	Description
4.2	Amendment to Rights Agreement, dated as of February 18, 2003, by and between CIBER, Inc. and UMB Bank, N.A. as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CIBER, INC.
Date: April 11, 2003	By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President, CEO and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.2	Amendment to Rights Agreement, dated as of February 18, 2003, by and between CIBER, Inc. and UMB Bank, N.A. as Rights Agent.

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AMENDMENT NO. 1 TO FORM 8-A
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX